Exhibit 10.1

Agreement

This Agreement, dated February 18, 2010, is by and between Tao Huang (“Executive”) and Morningstar, Inc.  (“Morningstar”).

WHEREAS, Morningstar granted to Executive, pursuant to its equity compensation plans, the options to purchase common stock (the “Stock Options”) identified on Schedule A;

WHEREAS, Executive has exercised in full each of the Stock Options;

WHEREAS, Morningstar intended that the Stock Options be “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended;

WHEREAS, Morningstar has determined that, to the extent identified on Schedule A, the Stock Options do not constitute ISOs but are instead non-qualified stock options; and

WHEREAS, Morningstar and Executive wish to reach agreement as set forth herein regarding the matters described above.

NOW THEREFORE, in consideration of the foregoing, Morningstar and Executive hereby agree as follows:

1.         Payment.  Morningstar shall make a single cash payment (the “Payment”) to Executive in the amount of $3,715,876 (of which $836,700 will be paid pursuant to the Morningstar Incentive Plan).  The Payment shall be made as soon as administratively practicable following the date of this Agreement and in any event not later than March 15, 2010.

2.         Waiver and Release.  Executive hereby agrees that the Payment shall be in full satisfaction of any and all claims that he may have against Morningstar regarding the matters set forth herein, including with respect to any amounts owed to him in respect thereof, and that he waives any and all claims that he has, may have had or could have with respect thereto.

3.         Withholding.  Executive acknowledges that Morningstar will be entitled to deduct and withhold from the Payment hereunder any such amounts that Morningstar or its successor or affiliates are required to deduct and withhold with respect to the Payment under applicable law, including, but not limited to, applicable withholding for Federal and state income taxes as well as withholding for Executive’s share of employment taxes related to the Payment.

4.         Other Obligations.  In addition to the amounts described in paragraph 3, Executive acknowledges that Morningstar must collect, and Executive agrees to pay, the employee share of employment taxes associated with the exercise of the Stock Options identified on Schedule A as non-qualified stock options.  Executive acknowledges that Morningstar will be entitled to deduct and withhold from the Payment any such amounts attributable to Executive’s employment tax obligation associated with the exercise of such non-qualified stock options, it being agreed that if Morningstar has not finally determined the amount of such employment tax obligation when the Payment is made, $248,793 will be withheld from the Payment as an estimate of such employment tax obligation, and that when the amount of such employment tax obligation is finally determined Morningstar will remit to Executive any excess withheld or upon Morningstar’s request, Executive will remit to Morningstar payment to the extent the amount withheld was insufficient, as the case may be, prior to the submission by Morningstar of the relevant amended tax filings.

IN WITNESS WHEREOF, Morningstar and Executive have executed this Agreement as of this 18th day of February, 2010.

/s/ Tao Huang
Tao Huang

MORNINGSTAR, INC.

/s/ Scott Cooley
By: Scott Cooley
Its: Chief Financial Officer

Schedule A

Grant Date	Option Shares	ISO Component	Non-Qualified Stock Option Component
January 3, 2000	750,000	4,486	745,514